Exhibit 10.3

TRADUCCIÓN PÚBLICA

[El documento es un original que consta de 38 páginas]

Offer for Purchase of Assets and Transfer of Personnel — Signature Version

OFFER LETTER

City of Buenos Aires, June 22, 2016

Cargill S.A.C.I.

Av. Leandro N. Alem 928, Piso 2do.,

City of Buenos Aires

Attn: Legal Department

Re: Irrevocable Offer for the Purchase of Assets and Transfer of Personnel

Dear Sirs,

Molino Cañuelas SA.C.I.F.I.A., a corporation organized and operating under the laws of the Argentine Republic (hereinafter referred to as the “Buyer”) is pleased to submit this Offer Letter to Cargill S.A.C.I., a corporation organized and operating under the laws of the Argentine Republic (hereinafter referred to as the “Seller”) to purchase certain assets owned by the Seller and contract certain personnel employed by the Seller, under the terms and conditions and as indicated in Attachment I to this document (this Offer Letter, including its Attachment I, the “Offer”).

The Offer is irrevocable, shall become effective as of its receipt by the Seller and shall remain in effect for a term of five (5) business days (the “Effective Term”). This Offer shall be deemed validly accepted by the Seller by express notice duly provided to the Buyer at the following registered address, within the Effective Term: Molino Cañuelas SA.C.I.F.I.A., Av. de Mayo 560, Piso 1°, City of Buenos Aires, Argentine Republic, Attn: Daniel H. Ercoli.

Once this Offer is accepted by the Seller, it shall constitute the sole agreement between the Buyer and the Seller on its subject matter and shall supersede any other prior oral or written agreement between the Buyer and the Seller. The application of Section 982 and related sections of the Civil and Commercial Code with regard to partial agreements is hereby expressly excluded and, as a result, there shall be no agreement whatsoever until the Acceptance.

Sincerely,

Molino Cañuelas SA.C.I.F.I.A., in its capacity as Buyer

Signature: [illegible signature]

Printed Name: Carlos Adriano Navilli

Position: Proxy

[stamp:] SIGNATURE CERTIFIED BY NOTARIAL DOCUMENT STAMP No. F012734724

[illegible signature and stamp:] NOTARY. LIC. No. [illegible]

ATTACHMENT I

Terms and Conditions of the Offer

SECTION 1: Definitions; Other Defined Terms and Interpretation

Section 5.1. Incorporation; Legal Capacity	17

Section 5.2. Buyer’s Powers and Authorizations; Binding Agreement	17

Section 5.3. Approvals; No Conflicts	17

Section 5.4. Information on Assets, Personnel and Assumed Contracts	17

Section 5.5. Independent Analysis	18

Section 5.6. Rejection of Warranties; No Recourse	18

SECTION 6: Authorization of the CNDC [Argentine Committee for the Protection of Competition], the Brazilian Competition Authority and Foreign Competition Authorities

Section 6.1. Request for Authorization from the CNDC	18

Section 6.2. Conditions to or Rejection of Authorization by the CNDC	19

Section 6.3. Request for Authorization from the Brazilian Competition Authority; Foreign Competition Authorities	19

Section 6.4. Conditions to or Rejection of Authorization by the Brazilian Competition Authority	20

Section 6.5. No Recourse	21

SECTION 7: Environmental Matters

Section 7.1. Environmental Matters	21

SECTION 8: Transfer of Personnel

Section 8.1. Transfer of Personnel	21

Section 8.2. Seller Cooperation	21

SECTION 9: Transfer of Offered Brands; Offered License for Patent Use; Gratuitous Loan

Section 9.1. Transfer of Offered Brands	22

Section 9.2. License for Use of Offered Patent	22

Section 9.3. Gratuitous Loan	22

Section 9.4. Transfer of Offered Software	22

SECTION 10: Transfer of Assumed Contracts

Section 10.1. Assumed Contracts	23

SECTION 11: Technical Support Service

Section 11.1. Technical Support Service	24

SECTION 12: Transfer of Inventories of Raw Materials and Products

Section 12.1. Sale and Transfer of Inventories	25

Section 12.2. Price of Inventories	25

SECTION 13: INDEMNITY

Section 13.1. Seller’s Obligation of Indemnification	26

LIST OF ANNEXES

1) Annex 2.1 (a): Plants

2) Annex 2.1 (b): Machinery

3) Annex 2.1 (c): Vehicles and Other Registrable Personal Property

4) Annex 2.1 (d): Other Assets

5) Annex 2.2 (a): List of Personnel (including indication of their seniority, salaries, bonuses, additional benefits and workplace, and list of legal attachments in effect on employee salaries)

6) Annex 2.2 (a) (i): Management Personnel and Directors of Plant Operations

7) Annex 2.2 (b): Sample of Personnel Transfer Notice

8) Annex 2.2 (c): Balances Owed by Personnel

9) Annex 2.3: (i) Assumed Contracts with Clients and (ii) Assumed Contracts with Suppliers

10) Annex 3.5 (e): Employee Housing Rental Agreements

11) Annex 4.4 (a): Encumbrances on Plants

12) Annex 4.4 (b) (i): Copy of Notarized Deeds of Plants

13) Annex 4.4 (b) (ii): Copy of Plan Containing the Sections and Constructions Constituting the Plants

14) Annex 4.4 (c): Pending Legal Actions and Proceedings against the Seller

15) Annex 4.6: Permits

16) Annex 9.1 (a): Offered Brands

17) Annex 9.1 (b) (i): Price of Offered Brands

18) Annex 9.1 (b) (ii): Sample of Brand Transfer Offer

19) Annex 9.2: Sample of Offer of License for Patent Use; Copy of Offered Patent

20) Annex 9.3: Sample of Gratuitous Loan Offer

21) Annex 9.4: Offered Software and Sample of Software Transfer Offer

22) Annex 10.1: Sample of Letter of Contractual Position Assignment

23) Annex 10.1 (f): Assumed Contracts of Clients with Price

24) Annex 10.1 (g): Assumed Contract of Client with Advance

25) Annex 12.1: Determination of Price of Inventories

SECTION 1: Definitions; Other Defined Terms and Interpretation

Section 1.1. Definitions. The following terms shall have the meaning assigned to them below:

“Seller’s Activity” means the Seller’s industrial and commercial activity of wheat milling of any kind and marketing of flour and wheat milling by-products conducted by the Seller with the Assets.

“Assets” shall have the meaning assigned to the term in Section 2.1.

“Agreement” means the Offer once accepted by the Seller under its terms.

“Affiliate” means, with respect to a person, any other person that directly or indirectly controls such person, is controlled by such person or is under common control with such person. For the purposes of this Offer, “control” or “controlled” means, with respect to a person, any person that directly or indirectly owns 10% or more of such person’s capital stock or that has the power to manage or cause the management of the policies and administration of such person, either through the ownership of corporate stock, by contract or in any other way.

“CADE Authorization” has the meaning indicated in Section 3.1 (c).

“Argentina” means the Argentine Republic.

“Brazilian Competition Authority” or “CADE” (Administrative Council for Economic Defense) means the Government Agency with jurisdiction with regard to the defense of competition within the Federative Republic of Brazil, with the authority to review and authorize the Sale and Transfer.

“Foreign Competition Authorities” means all Government Agencies with jurisdiction with regard to the defense of competition of foreign countries, with the authority to review and authorize the Sale and Transfer, with the exception of the Brazilian Competition Authority.

“Completion” has the meaning indicated in Section 3.3.

“Gratuitous Loan” has the meaning indicated in Section 9.3.

“Buyer” means Molino Cañuelas SA.C.I.F.I.A., a corporation organized and existing under the laws of Argentina.

“CNDC” means the National Committee for the Protection of Competition or the Domestic Trade Office of the Ministry of Economy and Public Finance or the National Court for the Protection of Competition or any other Argentine court or public agency organized under Law No. 25,156 and its amendments.

“Prior Conditions” has the meaning indicated in Section 3.1.

“Assumed Contracts” means all contracts executed by the Seller to be assigned to the Buyer and/or assumed by the Buyer, listed in Annex 2.3 and those indicated in Annex 12.1, which shall be updated as of the Completion Date, considering those including pending obligations after such Completion Date.

“Assumed Contracts with Clients” means the Assumed Contracts listed in Annex 2.3 (i).

“Assumed Contracts with Suppliers” means the Assumed Contracts listed in Annex 2.3 (ii).

“Seller Account” means the account indicated by the Seller to the Buyer five (5) Business Days in advance of the Completion Date.

“Business Day” means any day that is not Saturday, Sunday or any day on which banks are authorized or obligated to close their operations in the city of Buenos Aires, Argentina or in the United States of America.

“Documents of the Operation” means the Offer, the Agreement, the Deeds, any contract and/or notice of assignment of rights and/or assumption of obligations in relation to the Assumed Contracts and releasing the Seller from its responsibility under them, the Offer of License for Patent Use, the Brand Transfer Offer, the Gratuitous Loan Offer, and any other document and/or instrument required to implement the Sale and Transfer.

“Dollars” and the “US$” sign mean US dollars, i.e. the legal tender in the United Stated of America.

“Government Agency” means any regulatory or administrative authority, agency, registry or committee of the national, state, provincial or municipal government or a similar body, or any quasi-governmental or state body with regulatory or fiscal authority or any other governmental or quasi-governmental powers, including any administrative or judicial tribunal or court or any other judicial authority or public or private court of arbitration of any country or of any sub-national division of a country, or any of its offices, agencies, committees or authorities.

“Deeds” has the meaning indicated in Section 3.4 (a) (i).

“Completion Date” has the meaning specified in Section 3.3.

“Effective Date” means the date on which the Offer is accepted by the Seller under its terms.

“Encumbrance” means mortgages, pledges, rights of use, easements, collateral, court or administrative orders of attachments, injunctions, encumbrances, charges, third-party contractual rights, trusts, options and restrictions of any nature to the use and/or availability of an asset in favor of third parties, whether they be natural or legal persons.

“Confidential Information” has the meaning indicated in Section 14.1.

“Inventories” has the meaning indicated in Section 12.1.

“ECL” means Law No. 20,744 and its amendments.

“Applicable Law” means all laws in effect in Argentina.

“Machinery” has the meaning indicated in Section 2.1 (b).

“Offered Brands” has the meaning indicated in Section 9.1 (a).

“Affiliate Brands Offered” has the meaning indicated in Section 9.1 (a).

“Seller Brands Offered” has the meaning indicated in Section 9.1 (a).

“Notice of Claim” has the meaning indicated in Section 13.5 (a).

“Notice of Assumption of Defense” has the meaning indicated in Section 13.5 (b).

“Offer” means this Irrevocable Offer for the Purchase of Assets and Transfer of Personnel dated June 16, 2016, in addition to this Attachment I.

“Gratuitous Loan Offer” has the meaning indicated in Section 9.3.

“Offer of License for Patent Use” has the meaning indicated in Section 9.2 (b).

“Brand Transfer Offer” has the meaning indicated in Section 9.1 (b).

“Software Transfer Offer” has the meaning indicated in Section 9.4.

“Other Assets” has the meaning indicated in Section 2.1 (d).

“Offered Patent” has the meaning indicated in Section 9.2 (a).

“Parties” means the Seller and Buyer, jointly.

“Indemnitee” has the meaning indicated in Section 13.4.

“Indemnitor” has the meaning indicated in Section 13.4.

“Losses” means direct damages, including (reasonable and documented) legal expenses, interest and fines.

“Indemnity Period” has the meaning indicated in Section 13.3.

“Permits” has the meaning indicated in Section 4.6.

“Person” means any natural or legal person, corporation, partnership, cooperative, trust or organization without legal capacity, or any government, government agency or political subdivision.

“Personnel” has the meaning indicated in Section 2.2 (a).

“Pesos” and the “AR$” sign means the legal tender in Argentina.

“Plants” has the meaning indicated in Section 2.1 (a).

“Term of Service” has the meaning indicated in Section 11.1.

“Price” has the meaning indicated in Section 2.4 (a).

“Price of Inventories” has the meaning indicated in Section 12.2.

“Claim” has the meaning indicated in Section 13.4.

“Third-Party Claim” has the meaning indicated in Section 13.5 (a).

“Restrictions” has the meaning indicated in Section 2.4 (d).

“Technical Support Service” has the meaning indicated in Section 11.1.

“Offered Software” has the meaning indicated in Section 9.4.

“Territory” means the Argentine Republic, the Republic of Paraguay and the Oriental Republic of Uruguay.

“Reserved Wheat” has the meaning indicated in Section 10.1 (f).

“Vehicles and Other Registrable Personal Property” has the meaning indicated in Section 2.1 (c).

“Seller” means Cargill S.A.C.I., a corporation organize and existing under Argentine law.

“Sale and Transfer” means the joint sale and transfer of Assets, transfer of Personnel and assumption of the Seller’s contractual position in the Assumed Contracts, under these terms and conditions.

Section 1.2. Other Defined Terms. The terms “hereof,” “herein,” “by virtue hereof” and similar terms used in this document shall refer to this Offer in its entirety and not to a provision in particular, unless otherwise indicated.

References to “Sections,” “Annexes” or “Appendixes” shall be to Sections, Annexes or Appendixes of this Offer, unless otherwise specifically indicated. Any of the terms defined in Section 1.1. may, unless otherwise required by the context, be used in singular or plural form, depending on the reference. “Include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” regardless of whether or not such phrase is included. When terms are used in neutral gender form in this document, they must be interpreted as if they were also used in their feminine or masculine forms in all cases in which the use of such gender is applicable.

SECTION 2: Sale and Transfer of Assets; Transfer of Personnel; Transfer of Assumed Contracts; Price-

Section 2.1. Sale and Transfer of Assets. If the Offer is accepted, subject to the terms and conditions established herein, on the Completion Date, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase and receive from the Seller, as is and in agreement, the following assets (the “Assets”):

(a) the real property listed in Annex 2.1 (a), with all constructions in each of them (the “Plants”);

(b) the equipment and machinery listed in Annex 2.1 (b) (the “Machines”);

(c) the vehicles and other registrable personal property listed in Annex 2.1 (c) (the “Vehicles and Other Registrable Personal Property”); and

(d) the facilities, furniture and other fixed assets in the Plants, in addition to the computer and telephone equipment listed in the inventory attached hereto as Annex 2.1 (d) (the “Other Assets”).

Section 2.2. Transfer of Personnel. (a) If this Offer is accepted, subject to the terms and conditions established herein, on the Completion Date, the Seller shall transfer to the Buyer, and the Buyer shall contract in agreement, the personnel listed in Annex 2.2 (a) (the “Personnel”). Notwithstanding the foregoing provision, the Buyer shall grant the Seller a term of thirty (30) calendar days as of the Effective Date for the Seller to determine if it wishes to retain any person included in the Personnel deemed key and strategic, with the exception of managers and directors of operations of the Plants indicated in Annex 2.2 (a) (i). However, if the Seller wishes to retain any of the persons listed in Annex 2.2 (a) (i), it may do so provided that it grants a term of up to forty-five (45) calendar days as of the date on which the Seller notifies the Buyer of such circumstance for such persons to train those that shall replace them in their respective positions, for which the Seller shall bear all related costs.

(b) The transfer of Personnel shall be performed under the terms of Section 225 of the ECL, effective on the Completion Date, without requiring any other action, measure, consent, approval or instrument. Notwithstanding the foregoing provision, the Buyer and Seller shall notify the Personnel of the transfer of their employment contracts to the Buyer pursuant to the sample letter attached hereto as Annex 2.2 (b).

(c) In addition to the transfer of Personnel, the Seller shall assign to the Buyer the right to collect the balances owed by the personnel indicated in Annex 2.2 (c) by virtue of the loans granted by the Seller, pursuant to its “Housing Loan Policy — Argentina” and “Miscellaneous and/or Emergency Loan Policy — Argentina,” also indicated in Annex 2.2 (c).

Section 2.3. Transfer of Assumed Contracts. If this Offer is accepted, subject to the terms and conditions established herein, on the Completion Date, the Buyer shall assume the contractual position of the Seller in each of the contracts listed in Annex 2.3 (the “Assumed Contracts”).

Section 2.4. Price. (a) The sale and transfer of Assets, the transfer of Personnel, the assumption of the Seller’s contractual position in the Assumed Contracts and the non-compete obligation assumed by the Seller in Section 14.2 shall be performed for a total and final price of thirty million, seven hundred and sixty thousand US Dollars (US$ 30,760,000) as the price (the “Price”), plus the Value Added Tax, as appropriate.

(b) The Price shall be paid in US Dollars on the Completion Date, simultaneously with the performance of the remaining Completion Procedures, by the transfer to be made by the Buyer to the Seller’s Account of the amount of thirty million, seven hundred and sixty thousand US Dollars (US$ 30,760,000), plus the Value Added Tax for applicable categories (tax to be paid in Pesos at the exchange rate used by the Banco de la Nación Argentina for its dollar bill sale operations on closing its operations on the Business Day immediately preceding the invoice date) and net of any tax withholdings that may apply. The Price shall be understood to be paid once it is credited to the Seller’s Account.

(c) Notwithstanding the indemnities provided for under this Offer, it is an essential condition for the acceptance of the Offer by the Seller that the Buyer accept that in no case shall the Price be adjusted or reduced.

(d) The Buyer hereby acknowledges and accepts that the obligation to pay the Price (and/or any other amount owed in relation to this Offer and/or the Agreement, with the exception of the Value Added Tax and any payments that may be required for Inventories) exclusively in Dollars, in funds immediately and freely available outside of Argentina, and without any compensation, defense or claim of any kind, is essential to the Seller. The Buyer hereby acknowledges and irrevocably and unconditionally accepts the risks of purchasing Dollars in Argentina and transferring Dollars outside of Argentina in order to pay the Price (and/or any other amount due in Dollars in relation to this Offer and/or the Agreement, with the exception of the Value Added Tax and any payments that may be required for Inventories), as well as the possible fluctuation of the exchange rate, both in domestic and international markets; and that none of the abovementioned events shall prevent the payment of the Price (and/or any other amount due in Dollars in relation to this Offer and/or the Agreement, with the exception of the Value Added Tax and any payments that may be applicable for Inventories) in Dollars to the Seller’s Account. The Buyer accepts that no circumstance (including any law, rule, regulation or measure taken by the Government Agency) that may affect the free availability and transfer of the Dollars, the fluctuation of prices or the impossibility of accessing the exchange markets (including delays in or the denial of any approval of purchase and/or transfer of Dollars by any regulatory authority in Argentina or any other jurisdiction, if necessary) (the “Restrictions”) shall be deemed an extraordinary or unforeseen event, under applicable law. The Buyer hereby expressly, unconditionally and irrevocably waives the right to invoke any currently applicable or future law, rule or regulation, including any exchange regulation applicable to the circumstances indicated in this Section 2.4 (d), the theory of unforeseen circumstances, the principle of shared effort and/or any other similar theory that may be invoked to abstain from making the full payment of the Price in Dollars to the Sellers’ Account (and/or any other amount due in Dollars in relation to this Offer and/or the Agreement, with the exception of the Value Added Tax and any payments that may be required for Inventories), including Section 765 of the National Civil and Commercial Code.

(e) Notwithstanding the waivers made by the Buyer in Section 2.4 (d), should there be any Restrictions legally preventing or restricting the Buyer’s payment of the Price (and/or any other amount due in Dollars in relation to this Offer and/or the Agreement) in Dollars abroad, the Buyer must, at the Seller’s option: (i) acquire such Dollars by the purchase, with Pesos, of public bonds issued by the National

Argentine Government in Argentina (or any other securities), denominated in Dollars, and the subsequent transfer and sale of such securities abroad for Dollars, so that their sale in a foreign stock market, and net of taxes, costs, fees and expenses, results in a Dollar amount equal to any amount due in Dollars under this Offer and/or Agreement; (ii) provide the Seller with (1) the required amount of Pesos for acquiring public bonds issued by the National Argentine Government in Argentina (or any other securities), denominated in Dollars, or (2) the required amount of public bonds issued by the National Argentine Government in Argentina (or any other securities), denominated in Dollars, so that their transfer and sale in a foreign stock market, net of taxes, costs, fees and expenses, results in a Dollar amount equal to any amount due in Dollars by virtue of this Offer and/or Agreement; or (iii) purchase Dollars through any other legal and valid mechanism existing as of the payment date in Argentina or abroad. In any of the abovementioned alternatives, the Price shall only be deemed paid once the exact amount in Dollars owed as the Price under this Offer is effectively credited to the Seller’s Account. The Buyer shall bear any expenses, costs, fees and taxes related to the mechanisms described in this Section 2.4 (e).

SECTION 3: Prior Conditions; Completion; Actions After End Date

Section 3.1. Conditions Prior to Completion. The operations provided for in Section 3.4 shall be subject to the fulfillment (or exemption provided in writing up to the maximum extent allowed by Applicable Law) of the following prior conditions by the Completion Date (the “Prior Conditions”):

(a) each of the representations and warranties of the Seller and Buyer contained in Section 4 and Section 5 of this Offer, respectively, must be true and correct as of the Completion Date (with the exception of those that were made as of a specific date, in which case such representation and warranty must be true and correct as of such date);

(b) each of the obligations and commitments undertaken by the Seller and/or Buyer and that must be fulfilled by the Seller and/or Buyer, respectively by the Completion Date under the terms of this Offer, must have been fully fulfilled by the Seller and/or Buyer, as the case may be, by the Completion Date; and

(c) The Sale and Transfer must have been authorized by the Brazilian Authority for the Protection of Competition (the “CADE Authorization”).

Section 3.2. Conduct of Seller Activity between Effective Date and Completion Date. (a) The Seller hereby undertakes to continue the Seller’s Activity in the usual and ordinary manner until the Completion Date and, especially, not to perform any actions exceeding the regular performance of the Seller’s Activity and not to assume any unusual or additional obligations to those strictly necessary to maintain the normal and ordinary course of business of the Seller’s Activity. Therefore, as of the Effective Date and until the Completion Date, the Seller shall abstain from:

(i) performing actions of disposal related to the Assets, with the exception of those actions of disposal that are part of the ordinary performance of the Seller’s Activity, and at the values and under the conditions prevailing in the market;

(ii) using the Assets as collateral; and

(iii) totally or partially amending, terminating or rescinding any Assumed Contracts with Clients.

Section 3.3. Completion Date. (a) Subject to the fulfillment of each and every one of the Prior Conditions, the actions provided for in Section 3.4 must be completed during completion (the “Completion”), which shall take place on August 31, 2016, at 12:00 p.m. (the “Completion Date”) at the office of Estudio Marval, O’Farrell y Marval, in the city of Buenos Aires. Notwithstanding the foregoing provision, if all of the Prior Conditions have not been fulfilled or waived by 31 August, 2016, the Completion Date shall be the last Business Day of the month on which all of the Prior Conditions have been fulfilled or waived.

(b) The Buyer and Seller hereby undertake to use their best efforts to fulfill each and every one of the Prior Conditions. If they fail to do so prior to December 31, 2016, there shall be no Completion and the Agreement shall be null and void, unless the CADE’s Authorization remains pending due to causes not attributable to the Parties or by an action or omission attributable to the legal advisors designated by mutual agreement of the Parties, in which case the Completion Date shall be postponed until the CADE’s Authorization is granted.

(c) If Completion does not occur and the Agreement becomes null and void pursuant to Section 3.3 (b) above, the Party responsible for the non-occurrence of the Prior Conditions shall pay to the other Party an amount of ten million Dollars (US$ 10,000,000) as a penalty, under the terms of Section 790 and subsequent sections of the National Civil and Commercial Code.

(d) Should CADE reject the Sale and Transfer due to a cause not attributable to either of the Parties, the Agreement shall be null and void. Notwithstanding the foregoing provision and subject to CADE approval, if applicable, the Seller hereby undertakes to sell the Seller’s Activity to an independent third party proposed by the Buyer within a term of fifteen (15) months following notification of CADE’s rejection, and shall perform the Sale and Transfer under the same terms and conditions as those established under this Agreement. The third party shall provide the appropriate guarantees, to the Seller’s full satisfaction, to ensure fulfillment of the obligations to be met by virtue of the agreement to be executed, including CADE notification, if necessary. Once the abovementioned term has elapsed without the Buyer proposing a third party for the purchase of the Seller’s Activity, the Buyer must pay to the Seller an amount of Three Million Dollars (US$ 3,000,000) as sole and final compensation, which must be paid within ten (10) calendar days as of the expiration of the abovementioned term.

Section 3.4. Completion Procedures. Subject to the fulfillment of each and every one of the Prior Conditions, on the Completion Date, the Parties shall perform the following actions:

(a) Procedures to be conducted by the Seller and the Buyer on the Completion Date:

(i) The Seller and Buyer shall subscribe the notarized deeds transferring ownership of the Plants before the Notaries designated by the Buyer, who shall be designated by the Buyer at least thirty (30) days prior to the Completion Date, under terms acceptable to the Parties (the “Deeds”).

(ii) The Seller and Buyer shall inform the Personnel of the transfer of their employment contracts to the Buyer pursuant to the letter sample under Annex 2.2 (b), and in the cases indicated in Annex 2.2 (c), the assignment to the Buyer of the balances owed by such employees by virtue of the loans granted by the Seller under its “Housing Loan Policy — Argentina” and “Miscellaneous and/or Emergency Loan Policy — Argentina.”

(b) Procedures to be conducted by the Seller on the Completion Date:

(i) The Seller shall transfer possession of the Assets to the Buyer.

(ii) The Seller shall transfer ownership and possession of the Inventories to the Buyer, as well as any other instruments required to document the sale of Inventories.

(ii) The Seller shall accept the Gratuitous Loan Offer.

(iv) The Seller shall provide the Buyer with the following documents:

(1) signed original of the documents and forms required for the transfer to the Buyer of the Machinery, Vehicles and Other Registrable Personal Property;

(2) letter duly subscribed by the Seller’s proxy with sufficient powers, certifying that (i) the representations and warranties established in Section 4 continue to be true, correct and complete, and (ii) the obligations and commitments undertaken by the Seller which were to be fulfilled by the Seller by the Completion Date under the terms of this Offer have been met by the Seller by the Completion Date;

(3) receipt for the Price payment; and

(4) receipt for payment of the Price of Inventories.

(c) Procedures to be conducted by the Buyer on the Completion Date:

(i) The Buyer shall pay the Price to the Seller as indicated in Section 2.4.

(ii) Subject to acceptance by each of the counterparties to the Assumed Contracts, the Buyer shall assume the Seller’s contractual position in each of the Assumed Contracts, as indicated in Section 10.

(iii) The Buyer shall accept the Brand Transfer Offer and the Offer of License for Patent Use.

(iv) The Buyer shall provide the Seller with a letter duly subscribed by the Buyer’s proxy with sufficient powers, certifying that (i) the representations and warranties established in Section 5 continue to be true, correct and complete, and (ii) the obligations and commitments undertaken by the Buyer which were to be fulfilled by the Buyer by the Completion Date under the terms of this Offer have been met by the Buyer by the Completion Date.

(v) The Buyer shall pay to the Seller the Price of Inventories, as indicated in Section 12.2.

Section 3.5. Actions following Completion. After Completion:

(a) The Buyer undertakes to ensure the transfer of each of the Permits and hereby undertakes to hold the Seller harmless from and against any claim that may be made until their effective transfer.

(b) The Parties hereby undertake to provide the notice mentioned in Section 8 of Law No. 25,156 to the CNDC within seven (7) calendar days as of the Completion Date, submitting all documentation and information required for such purpose, and to respond to any comment or requirement made by the CNDC as soon as possible, but in any case within the terms established by law.

(c) The Parties shall provide each other with the cooperation and information that is reasonably required with respect to the procedures and presentations required by any agency in relation to the Assets, Permits and any other procedure required to ensure the continuation of the Seller’s Activity, as soon as possible and in any case especially considering the terms established by the respective bodies in each case.

(d) The Parties shall establish by mutual agreement the procedure to determine the value of the services for Plant operation (including power, gas, water, etc.) received prior to the Completion Date, pending invoicing, which shall be borne by the Seller.

(e) The Buyer hereby undertakes to ensure the substitution of the guarantee granted by the Buyer under the employee housing rental agreements indicated in Annex 3.5 (e).

SECTION 4: Seller Representations and Warranties

The Seller hereby represents and warrants to the Buyer that, on the Effective Date and on the Completion Date (with the exception of those that were made on a specific date, in which case such representation and warranty must be true and correct as of such date):

Section 4.1. Incorporation: Legal Capacity. The Seller is a corporation duly organized under Argentine Law and registered with the Inspección General de Justicia [Superintendence of Corporations].

Section 4.2. Seller’s Powers and Authorizations; Binding Agreement. (a) The Seller has full powers and corporate authority to execute each of the Documents of the Operation to which it is a party, and to fulfill its obligations thereunder.

(b) Once the Offer is accepted under its terms, the Agreement and other Documents of the Operation shall constitute valid and binding obligations of the Seller, which shall be enforceable under their terms.

Section 4.3. Approvals; No Conflict. (a) Once the Offer has been accepted under its terms, except as provided for in Section 6 and in Section 10, the signing, granting and fulfillment of the Seller’s obligations under the Documents of Operation to which it is a party shall not require the prior or subsequent receipt of approvals or authorizations by Government Agencies or third parties.

(b) Assuming that the approvals provided for under Section 6 and Section 10 are obtained, the execution of the Documents of Operation to which it is a party, compliance with the Seller’s obligations thereunder and the performance of the operations provided for therein: (i) shall not be inconsistent with or breach the Seller’s documents of incorporation; (ii) shall not be inconsistent with or breach any applicable law; and (iii) shall not be inconsistent with or breach any contract to which the Seller may be a party, in all cases so that any of the obligations assumed by the Seller under the Documents of Operation are negatively affected or limited in any way.

Section 4.4. Ownership of Assets; No Legal Actions in Relation to Assets. (a) With the exception of the Encumbrance listed in Annex 4.4 (a), the Seller has valid, full and exclusive ownership of and with respect to the Assets, free of any Encumbrances affecting their ownership and the right to freely dispose of them. If this Offer is accepted under its terms, on the Completion Date, the Buyer shall be the exclusive owner, with full, valid and irrevocable ownership of all Assets, free of Encumbrances affecting their ownership and the right to freely dispose of them (except for the Encumbrance listed in Annex 4.4 (a)).

(b) Attached hereto as Annex 4.4(b)(i) is the list of notarized deeds indicating the Seller’s ownership of each of the Plants. The Seller has full ownership of each of the Plants and the Plants are free of any Encumbrances (except for the Encumbrance listed in Annex 4.4 (a). The Plants include all items planted, constructed and affixed within the respective premises, and the plan containing all the sections and constructions constituting the Plants attached hereto as Annex 4.4 (b) (ii).

(c) Except for the lists in Annex .4.4 (c), there are no pending actions, legal proceedings, procedures, disputes or governmental, administrative, arbitration or regulatory proceedings against the Seller or affecting the Seller, involving the Assets, and of which the Seller has been notified.

(d) The Assets are transferred in the conditions and at the places in which they are located as of the Completion Date, which are known and accepted by the Buyer. Therefore, the Seller makes no express or implied representation or warranty herein with regard to the conditions of preservation and operation of the Assets or their parts, or with respect to whether or not the Assets are appropriate for the purposes for which they shall be used by the Buyer. The Buyer hereby waives its right to make any claims against the Seller in relation to any of these matters.

Section 4.5. Labor Matters. (a) Annex 2.2 (a) contains the complete list of the entire Personnel, indicating their seniority, salaries, bonuses, additional benefits and workplace (including the list of legal attachments in effect on employee salaries), which are known and hereby accepted by the Buyer, and which shall be updated by the Seller on the Completion Date. The Seller hereby state that, as of the Completion Date, there is no pending judicial or extrajudicial claim made by registered letter by Personnel members against the Seller by virtue of the their relationship of employment with the Seller, of which the Seller has been notified.

(b) The Seller hereby undertakes to hold the Buyer harmless from and against any Loss of the latter as a result of a Third-Party Claim exclusively resulting from:

(i) lack of truthfulness of the information contained in Annex 2.2 (a), and

(iii) non-compliance with any obligation and/or responsibility of the Seller to the Personnel caused prior to the Completion Date unless (1) the cause and/or non-compliance were known to the Buyer on the Completion Date or (2) they are in relation to workplace illnesses not legally claimed and reported to the Seller prior to the Completion Date, both in (i) and (ii) pursuant to the procedure described in Section 13. With the exception of the above, the Buyer hereby waives its right to file any claims against the Seller in relation to compliance with labor, retirement, social security and safety and hygiene laws applicable in Argentina.

Any claim by the Buyer on the basis of this subsection (b) shall be duly reported to the Seller within a term of two (2) years as of the Completion Date. Any claim filed by the Buyer and reported to the Seller after such term shall not be valid and the Seller shall not be required to pay any compensation to the former.

Section 4.6. Permits and Authorizations; No Statement on Seller Activity. (a) Annex 4.6 contains the list of government licenses (whether they be federal, provincial or municipal), authorizations, registrations, certificates, permits and municipal authorizations and other authorizations and applications for permits and authorizations, in relation to the Assets and Seller’s Activity (the “Permits”). The Seller hereby represents and warrants that such Permits are truthful and legitimate.

(b) Notwithstanding the foregoing provisions, the Seller makes no express or implied representations or warranties regarding the status of the Permits (except with regard to their truthfulness and legitimacy), or the sufficiency of the Permits in relation to the Assets or for performing the Seller’s Activity; or with respect to the sufficiency of the Assets, Personnel and Assumed Contracts for performing the Seller’s Activity; or, in general, regarding the conduct of the Seller’s Activity by the Seller, or the Seller’s business in relation to the Assets, including, but not limited to, sales volumes, profit margins, etc.; therefore, the Buyer hereby waives its right to file any claims against the Seller with regard to any of these matters.

Section 4.7. Offered Brands; Offered Patent. The Offered Brands and Offered Patent have been duly registered with, presented to or requested from the trademark and patents authority or another authority, and such registrations, presentations and requests have been kept in effect and appropriately renewed. There is no Encumbrance or claim of which the Seller has been notified or any reported claim of any Person in relation to the Offered Brands and/or the Offered Patent, and the performance of the transactions mentioned in this Offer shall not alter or undermine such rights.

SECTION 5: Buyer Representations and Warranties

The Buyer hereby represents and warrants to the Seller that, on the Effective Date and on the Completion Date (with the exception of those that were made as of a specific date, in which case such representation and warranty must be true and correct as of such date):

Section 5.1. Incorporation: Legal Capacity. The Buyer is a corporation duly organized under Argentine Law and registered with the Superintendence of Corporations.

Section 5.2. Buyer’s Powers and Authorizations; Binding Agreement. (a) The Buyer has full powers and corporate authority to execute each of the Documents of the Operation to which it is a party, and to fulfill its obligations thereunder.

(b) Once the Offer is accepted under its terms, the Agreement and other Documents of the Operation shall constitute valid and binding obligations of the Buyer, which shall be enforceable under their terms.

Section 5.3. Approvals; No Conflict. (a) Once the Offer has been accepted under its terms, except as provided for in Section 6 and in Section 10, the signing, granting and fulfillment of the Buyer’s obligations under the Documents of Operation to which it is a party shall not require the prior or subsequent receipt of approvals or authorizations by Government Agencies or third parties.

(b) Assuming that the approvals provided for under Section 6 and Section 10 are obtained, the execution of the Documents of Operation to which it is a party, compliance with the Buyer’s obligations thereunder and the performance of the operations provided for therein: (i) shall not be inconsistent with or breach the Seller’s documents of incorporation; (ii) shall not be inconsistent with or breach any applicable law; and (iii) shall not be inconsistent with or breach any contract to which the Buyer may be a party, in all cases so that any of the obligations assumed by the Buyer under the Documents of Operation are negatively affected or limited in any way.

Section 5.4. Information on Assets, Personnel and Assumed Contracts. (a) The Buyer hereby represents and acknowledges that it has had access to sufficient documentation and information on the Assets,

Personnel, Assumed Contracts, Offered Brands and Offered Patent in effect on the Effective Date, and that it inspected the Assets to its entire satisfaction, for the purpose of conducting an independent and complete analysis of them and determining the Price, including, but not limited to: (i) copy of the deed of each of the Plants; (ii) list of the Machinery, Vehicles and Other Registrable Personal Property, Offered Brands, Offered Patent and Other Assets; (iii) list of Personnel, indicating seniority, salaries, bonuses, additional benefits in effect on the Effective Date and workplace; (iv) copy and/or list of the terms and conditions of the Assumed Contracts; and (v) visit to the Plants and inspection of the Plants, Machinery, Vehicles and Other Registrable Personal Property and Other Assets, as applicable.

(b) The Buyer is aware of and accepts (i) the current status of the Assets; (ii) the terms and conditions of the relationship of employment with the Personnel in effect on the Effective Date; and (iii) the terms and conditions of the Assumed Contracts.

Section 5.5. Independent Analysis. The Buyer hereby represents that it has sufficient knowledge and experience to have conducted the analysis and independent evaluation as of the Effective Date of the Assets, Personnel, Assumed Contracts, Offered Brands, Offered Patent and Sale and Transfer, the results of which are its exclusive responsibility. The Buyer’s decision to make this Offer and to be subject to this Agreement and the other Documents of the Operation, and to perform the legal procedures provided for therein is exclusively based on its independent evaluation of the Agreement and the other Documents of the Operation and any other information it may have deemed convenient. In order to make this Offer and submit to this Agreement and the other referenced Documents of the Operation, the Buyer has not relied on any verbal or written information (except for that indicated herein, including the information contained in the Annexes to this Agreement) provided by the Seller or any of its Affiliates, officials, directors, employees, advisors, agents or representatives.

Section 5.6. Rejection of Warranties; No Recourse. The Buyer hereby acknowledges and agrees that (i) the sale and transfer of Assets is conducted in the state, condition, legal situation and place at which they are located, which are known and hereby accepted by the Buyer, without recourse against the Seller; and (ii) the Seller provides no other express or implied representation or warranty beyond those expressly provided in this Offer.

SECTION 6. Authorization of the CNDC [Argentine Committee for the Protection of Competition], the Brazilian Competition Authority and Foreign Competition Authorities

Section 6.1. Request for Authorization from the CNDC. The Buyer and Seller hereby undertake to provide the notice mentioned in Section 8 of Law No. 25,156 to the CNDC within the term established by law, submitting all documentation and information required for such purpose; and to respond to any comments or requirements made by the CNDC as soon as possible, but in any case, within the terms established therein. Notwithstanding the joint subscription of the notice, the submission of Form F-1 and the pursuit and promotion of the administrative proceedings until a final resolution is obtained from the CNDC is the exclusive responsibility of the Buyer. The Seller hereby undertakes to collaborate to the greatest extent possible with the Buyer to obtain all the Seller information and documentation required for such presentation and to respond to such comments and requirements. The Buyer hereby undertakes to grant the Seller the right to supervise and participate in the process of submission and follow-up of the procedures with the CNDC and to review sufficiently in advance all the documentation and information to be submitted by the Buyer in relation to them. In addition, the Buyer hereby undertakes to keep the Seller informed of any kind of verbal and/or written communication with the CNDC for the purposes of obtaining the authorization of the Sale and Transfer.

Section 6.2. Conditions to or Rejection of Authorization by the CNDC. (a) Should the CNDC issue a final and unappealable resolution conditioning the authorization of the Sale and Transfer, the operations provided for in this Agreement shall remain fully valid and effective between the parties notwithstanding the fact that in order to meet such conditions the Buyer may be required to transfer part of its own assets or part of the Assets and/or Personnel or perform other actions.

(b) In the event that (i) the CNDC issues a final and unappealable resolution rejecting the Sale and Transfer authorization or (ii) the CNDC, or any other Government Agency or competent court, issues a final and unappealable resolution revoking such authorization, the transactions provided for in this Agreement shall remain fully valid and effective between the Parties, notwithstanding the fact that the Buyer may be required to transfer the Assets and/or Personnel to a third party or perform other actions in compliance with the requirements of the CNDC or the applicable Government Agency.

(c) In addition, the Buyer hereby undertakes to take, at any time, any steps required to prevent the CNDC from issuing any preliminary or permanent decision, resolution, measure, court or administrative order limiting or prohibiting the completion of the Sale and Transfer. Such steps to be taken by the Buyer include: (i) selling, assigning, granting independent operation and/or otherwise disposing of the assets and/or categories of assets or businesses of the Buyer and/or its Affiliates; (ii) rescinding, terminating business relationships between the Buyer and/or its Affiliates; (iii) spinning out, making any change or corporate or business restructuring of the Buyer and/or its Affiliates; (iv) disposing of an Affiliate or business; and/or (v) making any other change to the structure and/or business activity of the Buyer and/or its Affiliates, among others.

Section 6.3. Request for Authorization from the Brazilian Competition Authority. (a) The Buyer and Seller hereby also undertake to submit the request for authorization of the Sale and Transfer by the Brazilian Competition Authority within the term established by applicable law.

(b) The Buyer hereby states that as of the date of this document, the submission of the request for authorization of the Sale and Transfer by other Foreign Competition Authorities is not required.

(c) The Buyer and Seller hereby also undertake to make any request and/or notice and/or presentation of any kind required in relation to the authorization of the Sale and Transfer by the Brazilian Competition Authority within the term and in the manner established by the respective laws, submitting all documentation and information required for such purpose; and to respond to any comment or requirement made by the Brazilian Competition Authority as soon as possible, but in any case, within the terms established by the respective applicable laws. Notwithstanding the formal requirement of notification by the Buyer and the Seller, any presentation and the pursuit and promotion of the administrative procedure until a final resolution is obtained from the Brazilian Competition Authority is the exclusive responsibility of the Buyer. The Seller hereby undertakes to collaborate to the greatest extent possible with the Buyer to obtain all the Seller information and documentation required for such presentation and to respond to such comments and requirements. The Buyer hereby undertakes to grant to the Seller the right to supervise and participate in the process of submission and follow-up of the procedures and to review sufficiently in advance all the documentation and information to be submitted by the Buyer in relation to them. In addition, the Buyer hereby undertakes to keep the Seller informed of any kind of verbal and/or written communication with the Brazilian Competition Authority for the purposes of obtaining the authorization of the Sale and Transfer.

Section 6.4. Conditions to or Rejection of Authorization by the Brazilian Competition Authority. (a) Should the Brazilian Competition Authority issue a final and unappealable resolution conditioning the authorization of the Sale and Transfer, the operations provided for in this Agreement shall remain fully valid and effective between the parties notwithstanding the fact that in order to meet such conditions the Buyer may be required to transfer part of its own assets or part of the Assets and/or Personnel or perform other actions.

(b) Should the Brazilian Competition Authorities issue a final and unappealable resolution rejecting the Sale and Transfer authorization, the provisions of Section 3.3 (d) shall apply.

(c) In addition, the Buyer hereby undertakes to take at any time, any steps required to prevent the Brazilian Competition Authority from issuing any preliminary or permanent decision, resolution, measure, court or administrative order limiting or prohibiting the completion of the Sale and Transfer. Such steps to be taken by the Buyer include: (i) selling, assigning, granting independent operation and/or otherwise disposing of the assets and/or categories of assets or businesses of the Buyer and/or its Affiliates; (ii) rescinding, terminating business relationships between the Buyer and/or its Affiliates; (iii) spinning out, making any change or corporate or business restructuring of the Buyer and/or its

Affiliates; (iv) disposing of an Affiliate or business; and/or (v) making any other change to the structure and/or business activity of the Buyer and/or its Affiliates, among others.

Section 6.5. No Recourse. The Buyer hereby acknowledges and accepts that the receipt of all of the authorizations related to the Sale and Transfer by the CNDC and the Brazilian Competition Authority shall be at its sole risk, and it shall not be entitled to make any claims against the Seller in such regard.

SECTION 7: Environmental Matters

Section 7.1. Environmental Matters. (a) Pursuant to the procedure established in Section 13, the Seller shall hold the Buyer harmless from and against any environmental damage originating in the Plants prior to the Completion Date, provided that the Buyer’s claim is duly reported to the Seller within a term of five (5) years as of the Completion Date. Once such term has expired, the Buyer shall be fully and solely liable for any claim for such damages. The Buyer hereby undertakes to hold the Seller harmless from and against any environmental damage originating in the Plants as of the Completion Date, pursuant to the procedure established in Section 13.

(b) The Parties hereby agree that the scope of such compensation shall be exclusively the repair of such environmental damage and of the damages due to Third Party Claims. Should the Third Party Claim be made by an environmental authority, the Seller may exercise its defense in the manner deemed most convenient but hereby undertakes to act promptly and diligently in order to avoid the closure of the affected Plant.

SECTION 8. Transfer of Personnel

Section 8.1. Transfer of Personnel. As of the Completion Date, each Personnel member shall become an employee of the Buyer, under the terms established in Section 225 of the ECL. The Seller shall be responsible for all of the labor and social security obligations in relation to the Personnel enforceable until the Completion Date, inclusive. Subject to the provisions of Section 4.5, the Buyer shall be responsible for all of the labor and social security obligations in relation to the Personnel enforceable as of the Completion Date (exclusive) (regardless of whether such obligations have previously accrued or were caused prior to such date), and shall hold the Seller harmless from and against any claim that may be made as of the Completion Date, pursuant to the procedure established in Section 13.

Section 8.2. Seller Cooperation. The Seller shall cooperate with the Buyer in the provision of all information and, if applicable, the copies of all documentation related to the Personnel that are essential for implementing the transfer of Personnel.

SECTION 9: Transfer of Offered Brands; Offered License for Patent Use; Gratuitous Loan

Section 9.1. Transfer of Offered Brands. (a) Annex 9.1 (a) contains a list of brands duly registered in Argentina and/or abroad, owned by the Seller (the “Seller’s Offered Brands”) or owned by Seller Affiliates (the “Affiliates Offered Brands,” and jointly with the Seller’s Offered brands, the “Offered Brands”).

(b) If this Offer is accepted, on the Completion Date, the Seller undertakes to transfer to the Buyer the Seller’s Offered Brands and to ensure the transfer to the Buyer of the Affiliates’ Offered Brands, by the delivery to the Buyer of offers for the transfer of brands subscribed by the Seller and/or the respective Seller Affiliates with signatures certified by a notary, for the prices indicated in Annex 9.1 (b) (i) and under the terms of the samples attached hereto as Annex 9.1 (b) (ii) (jointly, the “Brand Transfer Offer”). The Buyer hereby undertakes to accept the Brand Transfer Offer on the Completion Date.

(c) Except as provided for in Section 9.1 (b) in relation to the Offered Brands, the Sale and Transfer shall under no circumstances include or involve the total or partial assignment to the Buyer of the ownership or use of brands owned by the Seller or its Affiliates.

(d) The Buyer hereby expressly undertakes not to use the name “Cargill” for any purpose. In addition, it undertakes to disassemble and remove, at its sole cost and expense, all signs existing in the Plants and/or any other Asset referring to any brand (other than an Offered Brand) owned by the Seller and its Affiliates, including “Cargill,” within a term of sixty (60) Business Days as of the Completion Date.

Section 9.2. License for Use of Offered Patent. (a) Annex 9.2 contains a copy of the patent owned by the Seller that shall be licensed to the Buyer for the Argentine territory (the “Offered Patent”).

(b) If this Offer is accepted, the Seller undertakes to license the use of the Offered Patent to the Buyer as of the Completion Date, by the delivery to the Buyer of an offer of a license for patent use subscribed by the Seller with its signature certified by a notary, for the price of fifty thousand Dollars (US$ 50,000) and under the terms of the sample attached hereto as Annex 9.2 (the “Offer of License for Patent Use”). The Buyer hereby undertakes to accept the Offer of License for Patent Use on the Completion Date.

Section 9.3. Gratuitous Loan. If this Offer is accepted, on the Completion Date, the Buyer undertakes to lend the following items to the Seller free of charge: (i) certain offices and furniture located in the Plants of the city of Rosario, Province of Santa Fe, and of the city of Pilar, Province of Buenos Aires, and (ii) the facilities of the building located in the district of Rufino, Province of Santa Fe, described in Annex 9.3, by the delivery to the Seller of a gratuitous loan offer subscribed by the Buyer under the terms and conditions of the samples attached hereto as Annex 9.3 (the “Gratuitous Loan Offer”). The Seller shall accept the Gratuitous Loan Offer on the Completion Date.

Section 9.4. Transfer of Offered Software. If this Offer is accepted, on the Completion Date, the Seller undertakes to transfer to the Buyer the Offered Software listed in Annex 9.4, for the price of twenty thousand Dollars (US$ 20,000) and under the terms of the sample attached hereto as Annex 9.4 (the “Software Transfer Offer”). The Buyer hereby undertakes to accept the Software Transfer Offer on the Completion Date.

SECTION 10: Transfer of Assumed Contracts

Section 10.1. Assumed Contracts. (a) On the Completion Date, the Buyer shall assume the contractual position of the Seller in the Assumed Contracts. For such purpose, by the Completion Date, the Seller and the Buyer shall use their best efforts to have the respective counterparties to the Assumed Contracts consent to the assignment of the Seller’s contractual position to the Buyer. If necessary, the Seller shall notify the counterparty under the terms of the samples attached hereto as Annex 10.1. Notwithstanding the foregoing provisions, the buyer hereby accepts (i) that the foregoing obligation is to use its best efforts and that it shall make no claim against the Seller if such consents are not obtained, and (ii) that if such consent is not obtained with respect to any of the Assumed Contracts, such circumstance shall not prevent the completion of the Sale and Transfer, and the Buyer undertakes, in such circumstances, to provide any reasonable collaboration that may be required by the Seller so that the Seller may meet its obligations under such contracts until their expiration.

(b) As of the Completion Date, the Buyer shall be solely responsible for meeting all the obligations under the Assumed Contracts that are enforceable as of the Completion Date, and it shall exclusively bear all costs, expenses, fees, rates, taxes, penalties and any other expenditure in relation to the Assumed Contracts that are enforceable as of the Completion Date.

(c) The Buyer hereby undertakes to hold the Seller harmless from and against any claims that may arise as of the Completion Date (whether they are made by the counterparties to the Assumed Contracts or by third parties in relation to the Assumed Contracts) provided that the cause of the claim occurs after the Completion Date, according to the procedure established in Section 13.

(d) (i) With regard to the Assumed Contracts with Clients the Seller hereby undertakes to hold the Buyer harmless from and against any claim that may arise as of the Completion Date (whether they are made by the counterparties to the Assumed Contracts with Clients or by third parties in relation to the Assumed Contracts with Clients), provided that the cause of the claim occurs prior to the Completion Date, inclusive, pursuant to the procedure established in Section 13. (ii) With regard to the Assumed Contracts with Suppliers, the Seller hereby undertakes to hold the Buyer harmless from and against any claim by the counterparties to the Assumed Contracts with Suppliers that may arise as of the Completion Date, provided that the Cause of the claim occurs prior to the Completion Date and is solely based on non-compliance by the Seller with its payment obligations for the provision of the respective goods and services, pursuant to the procedure established in Section 13.

(e) The Seller shall be solely responsible for meeting any obligation under any other contractual relationship, whether written or verbal, usual or unusual, with third-party suppliers providing services in relation to the Assets and that is not included in the list of Assumed Contracts of Annex 2.3, and shall hold the Buyer harmless from and against any claim that may arise as of the Completion Date under such contractual relationship (whether its cause occurs prior to or after the Completion Date), pursuant to the procedure established in Section 13.

(f) With regard to the Assumed Contracts with Clients indicated Annex 10.1 (f), under which the Seller has contractually pre-established a price for flour of which the delivery may remain pending as of the Completion Date, the Seller hereby undertakes to provide the amount and quality of wheat required for its production by such date. The amount to be paid by the Buyer for the abovementioned wheat shall be the amount resulting from deducting from the wheat sale price the variable expenses and taxes required for its production and transportation (which shall be calculated as usually calculated by the Seller) plus an amount of sixty-five (65) dollars per Tn.

(g) With regard to the Assumed Contract with Clients indicated in Annex 10.1 (g) under which the Seller has received monetary advances for goods pending delivery, the Seller must transfer to the Buyer for each ton of Product pending delivery as of the Completion Date, the amount and quality of wheat required to produce the goods. In addition, it must transfer the amount of money required to cover variable expenses and taxes, plus an amount of twenty-five (25) dollars per Tn.

(h) The Buyer hereby undertakes to comply with all the orders made by clients and accepted by the Seller pending compliance as of the Completion Date, up to a maximum of one week of sales, based on the average of the ten (10) preceding weeks.

(i) Should there be any other contracts with clients under which delivery of goods remains pending as of the Completion Date due to client delays in collecting the goods, the Parties shall establish by mutual agreement the way in which such contracts shall be transferred to the Buyer.

SECTION 11. Technical Support Service

Section 11.1. Technical Support Service. The Seller shall provide to the Buyer, if so required by the latter on the Completion Date, technical consulting services to provide training, support and assistance in the implementation, comprehension and operation of the computer systems and administrative processes regarding the Sale and Transfer, pursuant to the guidelines of this Section 11.1 (the “Technical Support Service”).

(b) The scope and term (the “Service Term”) of the Technical Support Service shall be established by mutual agreement on the Completion Date, subject to the Seller’s possibilities of providing the Service (as established in its policies and subject to its contractual limitations with suppliers). In addition, the respective consideration shall be determined in the same way in which the cost of such services is internally allocated by the Seller among its functions and business units, plus applicable taxes.

(c) For the purposes of providing the Technical Support Services, during the Service Term, the Seller shall reasonably collaborate with the Buyer and shall provide the professional resources and materials reasonably necessary for the Buyer to progress in the comprehension and operation of the computer systems and the administrative processes regarding the Sale and Transfer and continue the Seller’s activity as of the Completion Date, in accordance with the quality standards of the Seller’s computer area on the Completion Date. The Buyer hereby acknowledges and accepts (i) that the Seller does not regularly provide this kind of technical support services and shall only do so to collaborate with the Buyer, (ii) that the obligation of any performance of tasks as part of the Technical Support Service shall be only to use its best efforts according to the Seller’s quality standards and (iii) that the amount of any claim against the Seller for any reason in relation to the Technical Support Service may not exceed the amount effectively paid by the Buyer to the Seller as consideration for the Technical Support Service during the Service Term pursuant to Section 11.1.

SECTION 12: Transfer of Inventories of Raw Materials and Products

Section 12.1. Sale and Transfer of Inventories. (a) The Seller hereby undertakes to maintain sufficient Inventories, from the Effective Date to the Completion Date, to ensure the usual and ordinary course of business of the Seller’s Activity.

(b) On the Completion Date, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase and receive from the Seller, as is and in agreement, the wheat, input, packaging material (including auxiliary packaging materials), spare parts and finished products and by-products related to the Seller’s Activity and that are owned by the Seller (the “Inventories”), according to the attached list and pursuant to the procedure indicated in Annex 12.1.

Section 12.2. Price of Inventories. (a) As sole consideration for the sale and transfer of Inventories, the amount of Pesos determined as the price of the Inventories (the “Price of Inventories”) according to the procedure indicated in Annex 12.1 shall be paid, in addition to the Value Added Tax, as applicable.

(b) The Price of Inventories shall be paid in Pesos on the Completion Date, by transfer to be performed by the Buyer to the account indicated by the Seller. For such purpose, the part of the Price of Inventories valued in Dollars shall be converted to Pesos at the exchange rate used by the Banco de la Nación Argentina for its dollar bill sale operations on closing its operations on the Business Day immediately preceding the effective payment date.

SECTION 13: Indemnity

Section 13.1. Seller’s Obligation of Indemnification. If this Offer is accepted under its terms, and notwithstanding the existence of other indemnities contained herein, the Seller must defend, indemnify and hold the Buyer and its shareholders, controlling parties, directors, officials and/or employees harmless from and against any Losses they may experience, which have been or may be caused by or result or originate from:

(a) the inaccuracy or omission of any representation or violation of any warranty provided by the Seller in this Offer; and/or

(b) non-compliance by the Seller with any of the commitments, agreements or obligations arising from this Offer; and/or

(c) any judicial or extrajudicial claim against the Buyer in relation to the Sale and Transfer resulting from an act, action or omission of the Seller caused or originating prior to the Completion Date, with the exception of any judicial or extrajudicial claim against the Buyer in relation to the matters mentioned in Section 4.4 (d), Section 4.5 (b), Section 4.6 (b), Section 6, Section 7.1, Section 8.1 (a) and Section 10.1 (d) (ii), with respect to which the Seller’s obligation to provide compensation shall be exclusively governed by the express provisions of such Sections.

Section 13.2. Buyer’s Obligation of Indemnification. If this Offer is accepted under its terms, and notwithstanding the existence of other indemnities contained herein, the Buyer must defend, indemnify and hold the Seller and its shareholders, controlling parties, directors, officials and/or employees harmless from and against any Losses they may experience, which have been or may be caused by or result or originate from:

(a) the inaccuracy or omission of any representation or violation of any warranty provided by the Buyer in this Offer; and/or

(b) non-compliance by the Buyer with any of the commitments, agreements or obligations arising from this Offer; and/or

(c) any judicial or extrajudicial claim against the Seller in relation to the Sale and Transfer resulting from an act, action or omission of the Buyer caused or originating after the Completion Date; and/or

(d) any judicial or extrajudicial claim against the Seller in relation to the Sale and Transfer resulting from an act, action or omission caused or originating prior to the Completion Date, in relation to the labor matters mentioned in Sections 4.5 (b) and 8.1 (a), the environmental matters mentioned in Section 7.1, and the matters related to Assumed Contracts with Suppliers mentioned in Section 10.1 (d) (ii), provided that the Seller has not assumed a specific obligation to indemnify the Buyer in relation to such matters pursuant to and according to the scope expressly established in such Sections.

Section 13.3. Effective Term. If this Offer is accepted, the Seller and Buyer’s obligations of indemnification shall survive the completion of the operations provided for under this Offer and shall remain in effect for the term indicated in the respective statute of limitations according to the nature of each obligation (the “Indemnity Period”), unless a shorter term is specified in any Section of this Offer.

Section 13.4. Claim Procedure. If this Offer is accepted under its terms, any party entitled to indemnification under it (an “Indemnitee”) (i) must notify the party responsible for the indemnification (the “Indemnitor”) as soon as possible, but under no circumstances after a term of five (5) calendar days as of the date on which it becomes aware of the facts on which the respective claim is based (or a shorter term if required to respond to the claim within a sufficient time period); (ii) must provide to the Indemnitor all the information and documentation required to establish and verify any Loss that the Indemnitee has determined as the cause of the claim for which indemnification may be provided (a “Claim”); and (iii) must allow access by the Indemnitor to the records in possession or under the control of the Indemnitee that are reasonably related to the Claim. Notwithstanding the above, any failure to provide notice or delay in providing notice to the Indemnitor shall not release the Indemnitor from any liability it may have to the Indemnitee, unless the Indemnitor proves that it has experienced significant damage as a result of the failure or delay in providing notice.

Section 13.5. Third-party Claim Procedure. If this Offer is accepted under its terms and if the Indemnitor must indemnify the Indemnitee for a claim filed by a third party, the indemnification shall be provided according to the following procedure:

(a) Once a notice regarding actions filed by a third party is received by the Indemnitee, or once such Indemnitee becomes aware, by means of a notice provided in writing or by an electronic medium (including, but not limited to e-mail, letter, fax, etc.) of a third-party claim subject to indemnification under this Offer (the “Third-Party Claim”) and, if the Indemnitee files a claim against the Indemnitor by virtue of this Section 13, the Indemnitee shall notify the Indemnitor of the filing of the Third-Party Claim as soon as possible, but no later than ten (10) calendar days after being notified of the initiation of the proceedings (or a shorter period that may be required to answer the claim within a sufficient time period) (the “Notice of Claim”). However, failure to provide notice or a delay in providing notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee, except to the extent to which the Indemnitor proves that the failure to provide notice or delay in providing notice has been substantially detrimental to the defense of the Third-Party claim.

(b) If a Third-Party Claim is filed against an Indemnitee, and such Indemnitee notifies the Indemnitor of the Notice of Claim, the Indemnitor shall be entitled, to the extent allowed by applicable law, to participate in the Third-Party Claim and may, insofar as it wishes to do so, assume the defense in the proceedings initiated by virtue of the Third-Party Claim, bearing the costs and expenses and designating for such purpose attorneys that are reasonably satisfactory to the Indemnitee. To that end, within five (5) Business Days following the receipt of the Notice of Claim, the Indemnitor must notify the Indemnitee of its decision to assume and control the defense of the Third-Party Claim (the “Notice of Assumption of Defense”). In such case, the Indemnitor shall not be liable to the Indemnitee under this Section 13 for the fees of other attorneys or for other expenses related to the defense of the Third-Party Claim incurred after such notice by the Indemnitee in relation to the defense of such Third-Party Claim. However, the Indemnitor shall be liable for the fees of attorneys designated by the Indemnitee if the defendants of such claim are both the Indemitee and the Indemnitor and the Indemnitee has a different or additional legal defense to that of the Indemnitor. Notwithstanding the foregoing provisions, the Indemnitee shall always be entitled, although not required, to participate, at its own cost, in the defense against the Third-Party claim with attorneys of its choice, but the Indemnitor shall be authorized to control the defense if it has sent the Notice of Assumption of Defense, unless the Indemnitee has fully and unconditionally released the Indemnitor from any liability in relation to that matter in particular.

(c) The Indemnitor may only compromise or reach a settlement regarding the Third-Party Claim with the prior consent of the Indemitee (and this consent may not be unreasonably denied), and the Indemnitor (i) shall pay or seek the payment of all the amounts resulting from such agreement or judgment on the effective date of such settlement, (ii) shall not encumber any of the assets of the Indemnitee or accept any restriction or condition that may be applied to or negatively and significantly affect the Indemnitee o the Indemnitee’s business, and (iii) shall obtain, as a condition of the settlement or any other resolution, a complete release of the Indemnitee from any liability with respect to the Third-party Claim. In order to avoid any doubt, the Indemnitee shall be entitled to oppose any settlement that may involve an express or tacit acknowledgment of certain facts or circumstances that may affect the brands or image of the Indemnitee and/or affect its business.

(d) Should the Indemnitor fail to send the Notice of Assumption of Defense within the established term or, if after providing such notice, it fails to defend, answer or otherwise obtain protection against such Third-Party Claim within the legally established term, the Indemnitee shall be entitled to defend, answer or otherwise protect itself from the Third-Party Claim with the legal counsel of its choice, and to negotiate or execute agreements regarding such claim, and shall also be entitled to request from the Indemnitor the reimbursement of all legal costs, including all reasonable attorneys’ fees, expenditures and all amounts paid as a result of such claim or judgment or its negotiation or settlement obtained.

(e) The Indemnitee shall cooperate, assist and seek the assistance that the Indemnitor may reasonably require in relation to the defense of the Third-Party Claim and to obtain from third parties the reimbursement of any amount paid by the Indemnitor or that the Indemnitor may be required to pay as indemnification hereunder.

Section 13.6. Payments. If this Offer is accepted and provided that a claim for which indemnification may be provided hereunder has been definitively resolved, the amount of the Loss shall be entirely paid by the Indemnitor to the Indemnitee with immediately available funds, within five (5) Business Days as of the date on which the payment is claimed by the Indemnitee. Any claim, the liability and amount of the related Losses shall be deemed “definitively resolved” for the purposes of this Section 13.6 when determined by mutual agreement of the parties to such claim or, in the event of a dispute, when a final judgment is issued regarding the amount of the corresponding Loss and the liability of the Indemnitor. In the event of failure to pay the Loss within the abovementioned period, the owed amount shall accrue an annual interest at the active rate used by the Banco de la Nación Argentina for its 30-day discount transactions, as of the third day following the date of delay until the date of effective payment, notwithstanding any other right that the Indemnitee may have.

Section 13.7. Damage Mitigation. Any Indemnitee must take the necessary steps to protect its situation with respect to any matter that may be subject to indemnification under this Section 13, in the same way as it would if it were not entitled to receive any kind of indemnification.

SECTION 14: General Provisions

Section 14.1. Confidentiality. The Parties must abstain from disclosing on their own or through their Affiliates, managers or employees, any information received from the other Party as a result of the Offer and Agreement, as well as the Price and other conditions of the Agreement (the “Confidential Information”) without the prior written authorization of the other Party. This obligation shall remain in effect for 3 (three) years as of the Completion Date, or the date as of which such Confidential Information is made available to the other Party, whichever occurs later. Any Confidential Information that the Parties may be required to disclose by law is expressly excluded from this prohibition. In the event of non-compliance with this provision, the non-complying Party shall provide compensation to the other Party for any damages caused. Any Confidential Information received by the Parties shall be exclusively used to comply with the provisions of the Agreement and its use for any other purpose is hereby expressly forbidden. Once the use or purpose for which the Confidential Information was made available to the other party has ended, each Party shall immediately return to the other Party any Confidential Information received, in addition to all copies thereof.

Section 14.2. Non-Competition within the Territory. (a) The Seller shall not participate or allow any of its Affiliates to participate, for a period of 5 (five) years after the Completion Date (either as an owner, operator, manager, consultant or otherwise) in any part of the Territory in any business related to wheat milling and/or the production and/or marketing of flour and wheat milling by-products.

(b) The Seller hereby agrees that the scope of the restrictive provisions established in this Section 14.2 is reasonable with respect to purpose, time and scope. Should any court determine that the purpose, duration and/or geographical scope is unreasonable and that the provision as such is inapplicable, the provision shall remain in full force and effect with the most extensive purpose, duration and/or geographical scope possible that does not render it unenforceable.

Section 14.3. Entire Agreement. Once this Offer is accepted by the Seller under its terms, this Offer and the other Documents of the Operation (once issued and subscribed), in addition to the annexes and appendixes attached hereto and to such documents, contain a full statement of all the terms and agreements between the Parties and of such documents, with respect to the matters included herein and in such documents, and shall supersede any prior agreement and understanding between the Parties with respect to such matters. In the event of a discrepancy between the terms of any of the Documents of Operation and this Offer, the provisions of this Offer shall prevail.

Section 14.4. Amendments and Waivers. (a) The provisions of the Agreement may only be amended, reformed or waived with the written consent of the Parties.

(b) No delay or failure by any of the Parties to exercise a right or recourse or to demand compliance with a condition under the Offer shall result in a waiver of any such rights, recourses or conditions, nor shall it limit their exercise. The individual or partial exercise of such right, recourse or condition shall not prevent the exercise or subsequent exercise of any other right, recourse or condition. The waiver of one of the parties’ rights under the Agreement shall only be valid if it was granted in writing by such party, and shall not be interpreted as a waiver of any other right hereunder.

Section 14.5. Applicable Law and Jurisdiction. (a) Once the Offer is accepted by the Seller, the Agreement shall be governed and interpreted pursuant to Argentine law.

(b) Any dispute or disagreement regarding the interpretation and/or application of this Agreement shall be submitted to the ordinary Commercial Courts of the city of Buenos Aires and the Parties hereby waive any other jurisdiction.

Section 14.6. Expenses. (a) With the exceptions indicated in the Agreement, each of the Parties shall bear its own costs and expenses related to the negotiation, performance and implementation of the Documents of the Operation and the transactions provided for therein, including all those related to the execution and implementation of the Agreement.

(b) All expenses related to the implementation of the transfer of the Plant deeds (including the costs of the notary involved in issuing the Deeds that must be approved by both Parties) and other Assets shall be borne in equal parts by the Seller and the Buyer.

(c) All expenses related to the preparation, presentation and follow-up of the request for authorization of the Sale and Transfer by the CNDC and the Brazilian Competition Authority shall be exclusively borne by the Buyer, with the exception of the legal advisors’ feels, which shall be borne by each Party.

Section 14.7. Notices. Unless otherwise indicated herein, all notices, notifications and other communications under the Agreement shall be made in writing and delivered by hand or private 24-hour postal service or by fax, to the address or number specified herein for the respective addressee (or to another address or number designated by the addressee by written notice to the other Party pursuant to this Section 14.7):

For the Seller, to:

Cargill S.A.C.I.

Av. Leandro N. Alem 928, piso 2, city of Buenos Aires,

Argentine Republic

Attn: Departamento de Legales

Fax: 54-11-4317 7000

For the Buyer, to:

Molino Cañuelas SA.C.I.F.I.A.

Av. De Mayo No. 560, Piso 1°,

Ciudad Autónoma de Buenos Aires,

Argentine Republic

Attn: Departamento de Legales

Fax: 54-11-4331 2890

All notices shall be valid upon their receipt. Notices sent by fax must be immediately confirmed by written notice delivered by hand or post, as established in this Section 14.7. For further clarification, notices hereunder must not be sent by e-mail.

Section 14.8. Severability. If it is determined that any of the provisions of the Agreement is unlawful or unenforceable in any jurisdiction, such provision shall not be valid with respect to such jurisdiction to the extent of its unlawfulness or unenforceability in such jurisdiction and such circumstance shall not affect the validity or enforceability of any other provision of the Agreement in such jurisdiction or the validity or enforceability of any provision of the Agreement in any other jurisdiction. If any provision of the Agreement is invalid under this Section 14.8, the Parties shall negotiate and cooperate in good faith to replace it with a valid provision with similar or equal economic and legal results to those that would have been produced by such provision, to the extent possible.

Section 14.9. Successors and Assigns; Third Parties; Prohibition of Assignment. Except as established in the Agreement:

(a) the Agreement shall inure to the benefit of the permitted successors or assigns of either of the Parties;

(b) none of the provisions of the Agreement shall create or be interpreted as creating third-party beneficiary rights with respect to any person that is not a party to the Agreement; and

(c) the Parties may not assign the Agreement or the rights or obligations hereunder without the prior written consent of the other party hereto and any supposed assignment without the required consent shall be null and void, unless express written consent is provided by the other Party.

[stamp:] ANA VICTO [illegible]. TRANSLATOR.

[There are two partially-legible stamps on all of the pages of the original document.]

ASSOCIATION OF NOTARIES. CITY OF BUENOS AIRES. FEDERAL CAPITAL. ARGENTINE REPUBLIC [logo]

CERTIFICATE OF SIGNATURE AUTHENTICATION. LAW 404. [emblem]

F 012734724

Buenos Aires, June 22, 2016. In my capacity as acting notary of Notarial Registry No. 374 of the city of Buenos Aires, I HEREBY CERTIFY: that the signature appearing on the document attached to this page, of which the authentication requirement is simultaneously met by NOTARIAL DOCUMENT number 14 of BOOK number 138, was placed before me by the person/s whose identification documents and documents providing proof of identity are indicated below: Carlos Adriano NAVILLI, holder of Documento Nacional de Identidad 12,657,137, who provided proof of his identity with the abovementioned document, of which the photocopies of the relevant parts were filed, who is duly authorized for these proceedings. Such person acts on behalf, in representation and in his capacity as Proxy of MOLINO CAÑUELAS S.A.C.I.F.I.A., pursuant to: a) a Full General Power of Attorney dated July 6, 2015, notarized document No. 238, recorded on page 488, of Notarial Registry No. 1951 of the city of Buenos Aires, and b) Special Minutes of a Board of Directors Meeting for these proceedings, dated June 15, 2016. I have had the certified copies of such documentation before me for these proceedings. This authentication is provided simultaneously on Page F012734724 and Annex F002730684.

[illegible signature and stamp]

[The following information appears on the back of the certificate:]

[bar code]

06/24/2016    2:34:46 p.m.

F 012734724

[There are two partially-legible stamps on the right-hand margin of the page:]

ANA [illegible] TRANSLATOR

MINISTRY [illegible] UNIT OF COORDINATION [illegible] [emblem]

ASSOCIATION OF NOTARIES. CITY OF BUENOS AIRES. FEDERAL CAPITAL. ARGENTINE REPUBLIC [logo]

LEGALIZATION. LAW 404. [emblem]

[QR Code]

L 013316336

THE ASSOCIATION OF NOTARIES of the city of Buenos Aires, Federal Capital of the Argentine Republic, by virtue of the powers granted to it by the applicable organic law, HEREBY LEGALIZES the signature and stamp of notary ALFONSO GUTIERREZ ZALDIVAR appearing on the attached document, submitted on this date under No. 160624264521/8. This legalization makes no judgment as to the content or form of the document.

Buenos Aires, Friday, [illegible] 24, 2016.

[illegible signature]

NOTARY ALBA [illegible] DE LEON. ASSOCIATION OF NOTARIES. LEGALIZATION OFFICER.

[stamp:] ASSOCIATION OF NOTARIES. CITY OF BUENOS AIRES. FEDERAL CAPITAL. ARGENTINE REPUBLIC [emblem] LEGALIZATION

[stamp:] ANA VITO [illegible]. TRANSLATOR

[The following information appears on the left-hand margin of the original document:]

[stamp:] FEDERAL COUNCIL OF ARGENTINE NOTARIES

[QR Code]

[The following information appears on the back of the document:]

ANA VICTORIA [illegible]

MINISTRY [illegible] UNIT OF COORDINATION [illegible] [emblem]

SERIES A 5924003

[emblem]

ARGENTINE REPUBLIC. MINISTRY OF FOREIGN RELATIONS AND WORSHIP

General Department of Consular Affairs. Unit of Coordination of Legalizations

AUTHORIZED

The Unit of Coordination of Legalizations of the Ministry of Foreign Relations and Worship hereby certifies that the signature appearing on this document: SIGNATURE AUTHENTICATION and states ALBA ROSA MUÑIZ DE LEON is similar to the one that appears in its records.

Document Holder: MOLINO CAÑUELAS S.A.C.I.F.I.A.

Order No.: 131701/2016

Fee: 7.9.5

Amount: 0

Date: 06/28/2016

Signature: [illegible signature and stamp:] Gustavo A. BELLUOMINI. Unit of Coordination of Legalizations. Ministry of Foreign Relations and Worship

[bar code:] 2016131701

[bar code:] 44DC8F86B1ACF195807E9BA29DC1CCEC

[The following information appears on the back of the document:]

[There is a partially-legible stamp:] TRANSLATOR

I DO HEREBY CERTIFY THAT THE FOREGOING IS, TO THE BEST OF MY KNOWLEDGE, A TRUE AND ACCURATE TRANSLATION INTO ENGLISH (34 PAGES) OF THE DOCUMENT WRITTEN IN SPANISH ATTACHED HERETO AND TO WHICH I REFER.  IN WITNESS THEREOF I SIGN AND SEAL THIS DOCUMENT IN THE CITY OF BUENOS AIRES, ARGENTINA, ON THE 4th DAY OF THE MONTH OF MAY OF 2017.

POR EL PRESENTE CERTIFICO Y DOY FE QUE LA QUE ANTECEDE ES A MI MEJOR SABER Y ENTENDER, UNA TRADUCCIÓN FIEL AL INGLÉS (34 PÁGINAS) DEL DOCUMENTO ADJUNTO REDACTADO EN ESPAÑOL, QUE HE TENIDO A LA VISTA Y AL CUAL ME REMITO. Y PARA QUE CONSTE, FIRMO Y SELLO EN LA CIUDAD AUTÓNOMA DE BUENOS AIRES, ARGENTINA, A LOS 4 DÍAS DEL MES DE MAYO DE 2017.